Exhibit 99.1

Emerging Markets Horizon Corp. Announces Liquidation

NEW YORK,  March 7, 2023  /PRNewswire/  — Emerging Markets Horizon Corp. (the “Company”) announced today that due to its inability to consummate an initial business combination within the time period required by its amended and restated memorandum and articles of association (the “Articles”), the Company intends to dissolve and liquidate in accordance with the provisions of its Articles, and will redeem all of the outstanding Class A ordinary shares that were included in the units issued in its initial public offering (the “Public Shares”), at a per-share redemption price of approximately $10.41.

As of the close of business on March 13, 2023, the Public Shares will be deemed cancelled and will represent only the right to receive the redemption amount. The Company anticipates that the Public Shares, as well as the Company’s publicly traded units and warrants, will cease trading as of the close of business on March 10, 2023.

In order to provide for the disbursement of funds from the trust account, the Company will instruct the trustee of the trust account to take all necessary actions to liquidate the securities held in the trust account. The proceeds of the trust account will be held in a non-interest bearing account while awaiting disbursement to the holders of the Public Shares. Record holders will receive their pro rata portion of the proceeds of the trust account, less $100,000 of interest accrued therein to pay dissolution expenses, by delivering their Public Shares to Continental Stock Transfer & Trust Company, the Company’s transfer agent. Beneficial owners of Public Shares held in “street name,” however, will not need to take any action in order to receive the redemption amount. The redemption of the Public Shares is expected to be completed within ten business days after March 13, 2023.

The Company’s sponsor, officers and directors have agreed to waive their redemption rights with respect to their outstanding Class B ordinary shares issued prior to the Company’s initial public offering. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless.

The Company expects that the Nasdaq Stock Market LLC will file a Form 25 with the United States Securities and Exchange Commission (the “Commission”) to delist the Company’s securities. The Company thereafter expects to file a Form 15 with the Commission to terminate the registration of its securities under the Securities Exchange Act of 1934, as amended.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the Company’s registration statement and prospectus for the offering filed with the SEC. Copies are available on the SEC’s website,  www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

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For more information, please contact:
Jonathan Neill at Jonathan.Neill@fppim.com
Christopher Edwards at Christopher.Edwards@fppim.com